Exhibit 99.1
R.H. Donnelley Secures Forbearance Agreements from its Bondholders and Bank Lenders; Elects to
Exercise Grace Periods for Pending Interest Payments
Company enters into forbearance agreements relating to interest payment default on one series of senior unsecured notes and exercises grace periods for pending interest payments on four series of subsidiary notes
Cary, N.C., May 14, 2009 — R.H. Donnelley, one of the nation’s leading consumer and business-to-business local commercial search companies, today said it has entered into forbearance agreements with certain of its bondholders and bank lenders with respect to the consequences of the expiration of the 30-day grace period relating to a $55 million interest payment on one series of the company’s senior unsecured notes. The relevant interest payment was due April 15, 2009 and the 30-day grace period for such payment expires on May 15, 2009. The bondholders and bank lenders party to the forbearance agreements agreed not to pursue their rights and remedies under the company’s and its subsidiaries’ applicable debt agreements relating to such interest payment through May 28, 2009.
The company also said that it would exercise a 30-day grace period on an aggregate of approximately $78 million in interest payments due on May 15, 2009 on four series of notes issued by its subsidiaries, the 11.75 percent Senior Notes due 2015 of R.H. Donnelley Inc., the 8 percent Notes due 2013 and 9 percent Discount Notes due 2013 of Dex Media, Inc. and the 5 7/8 percent Senior Notes due 2011 of Dex Media West LLC, while it continues to have discussions with ad hoc steering committees representing certain of its bondholders and banks lenders.
The company said the missed interest payments on the subsidiary notes do not constitute events of default under the bond indentures or any of its or its subsidiaries’ other debt agreements unless R.H. Donnelley Inc., Dex Media, Inc. or Dex Media West LLC fails to make the payment within 30 days of the due date, absent an extension.
While the company remains optimistic that it will be successful in its discussions with the ad hoc steering committees, there can be no guarantee of that outcome.
The company will have no further comment at this time about this matter beyond what is contained in this press release.
About R.H. Donnelley
R.H. Donnelley Corporation (OTC: RHDC) is one of the nation’s leading consumer and business-to-business local commercial search companies. The company delivers relevant search results for consumers and leads to small- and medium-sized businesses through its Dex-branded print yellow and white pages directories, Internet yellow pages site, mobile and voice search platforms as well as one of the largest pay-per-click ad networks in the U.S. It also operates the nation’s leading business search engine and online directory through its Business.com subsidiary. For more information, visit www.rhd.com and www.dexknows.com.

Safe Harbor Provision
Certain statements contained in this press release regarding R.H. Donnelley’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “planned,” “estimated,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of such terms, or other comparable expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only R.H. Donnelley’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause R.H. Donnelley’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.
Factors that could cause actual results to differ materially from current expectations include risks and other factors described in R.H. Donnelley’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect R.H. Donnelley’s business or financial results. Such risks and other factors, which in some instances are beyond R.H. Donnelley’s control, include: our ability to generate sufficient cash to service our significant debt levels; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt agreements, and the potential impact to operations and liquidity as a result of restrictive covenants in such debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time, particularly in light of the continuing instability in the global credit markets; increasing LIBOR rates; changes in directory advertising spend and consumer usage; regulatory and judicial rulings; competition and other economic conditions; changes in the Company’s and the Company’s subsidiaries credit ratings; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; successful integration and realization of the expected benefits of acquisitions; the continued enforceability of the commercial agreements with Qwest, Embarq and AT&T; our reliance on third-party vendors for various services; and other events beyond our control that may result in unexpected adverse operating results. R.H. Donnelley is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.
Media Contact — Tyler D. Gronbach 919/297-1541
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